Exhibit 5.1
September 30, 2005
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, CA 94583
     Re:          Registration Statement on Form S-8
Ladies and Gentlemen:
     With reference to the Registration Statement on Form S-8 to be filed by Chevron Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, for the registration of deferred compensation obligations (the “Obligations”) of the Company, to be offered and sold under the Unocal Deferred Compensation Plan (the “Plan”), it is our opinion that the Obligations, when established in accordance with the Plan and applicable resolutions of the Board of Directors, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     The foregoing opinion is limited to the federal laws of the United States, the laws of the State of California, and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement on Form S-8.
Very truly yours,
PILLSBURY WINTHROP SHAW PITTMAN LLP